Exhibit 10.1

GINKGO BIOWORKS HOLDINGS, INC.
2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Ginkgo Bioworks Holdings, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) an option (the “Option”) to purchase up to the number of Shares set forth below in this Grant Notice, subject to the terms and conditions of this Grant Notice, and the Plan and the Stock Option Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Exercise Price per Share:
Shares Subject to the Option:
Final Expiration Date:
Vesting Commencement Date:
Vesting Schedule:	[To be specified in individual award agreements]
Type of Option:	[Non-Qualified Stock Option]

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. If Participant does not click the “Accept” or “Reject” grant button on the Fidelity platform (or otherwise return an executed copy of this Grant Notice to the Company) by [ ] (unless a later date is determined by the Company), Participant will be deemed to have accepted this Option. Further, any exercise of the Option issued pursuant to this Grant Notice and Agreement shall constitute Participant’s acceptance of the Option and agreement with all terms and conditions of the Option, as set forth in the Plan, the Agreement, this Grant Notice.

GINKGO BIOWORKS HOLDINGS, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires as set forth in Section 2.3 below. The Option will be forfeited immediately upon its expiration.

2.3 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)
The final expiration date in the Grant Notice;
(b)
Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for: (i) a breach of the Participant’s fiduciary duties to the Company or any of its affiliates or (ii) the Participant’s willful misconduct or negligence in connection with his or her duties, services or activities (romanettes (i) and (ii) together, “Cause”), or by reason of Participant’s death or Disability;
(c)
Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and
(d)
Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.
ARTICLE III.

EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan or as otherwise provided for by the Administrator at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Responsibility for Taxes. The Company shall not be responsible for withholding any applicable income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Option and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) from a Participant who is a non-employee Director, unless required by applicable law. Participant acknowledges and agrees that, regardless of any action the Company takes with respect to any or all Tax-Related Items, the ultimate liability for all Tax-Related Items is and remains Participant's responsibility. Participant acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon exercise of the Option and the receipt of any dividends in respect of such Shares; and (ii) does not commit to and is under no obligation to structure the terms or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by a nationally recognized express shipping company.

4.3 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are required for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.10 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.11 Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant's ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares, rights to shares (e.g., the Option) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Applicable insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading compliance policy. Participant acknowledges that it is Participant's responsibility to comply with any applicable restrictions, and Participant should speak to Participant's personal advisor on this matter.

4.12 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant's participation in the Plan, or Participant's acquisition or sale of Shares. Participant should consult with Participant's own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

4.13 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Option and on any award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

4.14 Governing Law. The Option and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to conflict of laws principles.

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